Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114004

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 3, 2005)

$150,000,000

PSS World Medical, Inc.

2.25% Convertible Senior Notes
due March 15, 2024
and
8,774,235 Shares of Common Stock Issuable
Upon Conversion of the Notes

_________________

        This prospectus supplement relates to the resale by the selling Securityholder of its notes and the common stock issuable upon conversion of its notes.

        This prospectus supplement updates the prospectus effective March 3, 2005, which prospectus is included in Post-Effective Amendment No. 2 to our registration statement on Form S-3 filed with the Securities and Exchange Commission on February 17, 2005. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

        The following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering(3)

Argent LowLev Convertible Arbitrage
Fund(4)	$6,340,000	370,858	370,858	0	0
Chrysler Corporation Master Retirement
Trust(5)	$9,950,000	582,024	582,024	0	0
Delta Air Lines Master Trust - CV(5)	$1,660,000	97,102	97,102	0	0
Delta Pilots Disability & Survivorship
Trust - CV(5)	$980,000	57,325	57,325	0	0
F.M. Kirby Foundation, Inc.(5)	$1,445,000	84,525	84,525	0	0
International Truck & Engine
Corporation Non-Contributory
Retirement Plan Trust(5)	$1,160,000	67,854	67,854	0	0
International Truck & Engine
Corporation Retirement Plan for
Salaried Employees Trust(5)	$1,120,000	65,514	65,514	0	0
International Truck & Engine
Corporation Retiree Health Benefit Trust(5)	$455,000	26,615	26,615	0	0
Microsoft Corporation(5)	$955,000	55,863	55,863	0	0
Motion Picture Industry Health Plan -
Retiree Member Fund(5)	$140,000	8,189	8,189	0	0
OCM Convertible Trust(5)	$2,690,000	157,351	157,351	0	0
Partner Reinsurance Company Ltd.(5)	$1,565,000	91,545	91,545	0	0
Qwest Occupational Health Trust(5)	$300,000	17,548	17,548	0	0
S.A.C. Capital Associates LLC	$0	0	0	0	0
State Employees' Retirement Fund of
the State of Delaware(5)	$2,405,000	140,680	140,680	0	0
The St. Paul Travelers Companies, Inc. -
Personal Lines(5)	$820,000	47,966	47,966	0	0
UnumProvident Corporation(5)	$830,000	48,551	48,551	0	0

    (1)        Includes common stock into which the notes are convertible.

    (2)        Assumes conversion of the notes into shares of common stock at a conversion rate of 58.4949 shares of common stock per each $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See “Description of Notes – Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

    (3)        We do not know when or in what amounts a selling securityholder may offer the notes or shares of common stock for sale. The selling securityholders might not sell any or all of the notes or shares of common stock offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of common stock, we cannot estimate the number of the notes or shares of common stock that will be held by the selling securityholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the notes or shares of common stock covered by this prospectus will be held by the selling securityholders.

    (4)        Argent Management Company, LLC, as either partner of or investment advisor to the selling securityholder, has voting and investment power over these securities. Nathaniel Brown and Robert Richardson exercise voting and investment control over these securities on Argent Management Company, LLC’s behalf.

    (5)        Oaktree Capital Management, LLC acts as investment manager for the selling securityholder. Lawrence Keele exercises voting and investment control over these securities on its behalf.

_________________

        Investing in our notes or our common stock involves risks. Please review the “Risk Factors” beginning on page 7 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.

_________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2005.